Exhibit 10.1

VMware, Inc

3401 Hillview Avenue

Palo Alto, CA 94304

May 11, 2021

Raghu Raghuram

Dear Raghu,

We are pleased to offer you a position with VMware, Inc. (the “Company”) as Chief Executive Officer, commencing on June 1, 2021 (the “Effective Date”). You will report directly to the VMware Board of Directors (the “Board”), and in connection with your new position you will be nominated for election to the Board.

Salary

Your annual salary starting on the Effective Date, $1,000,000, will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will continue to be eligible to participate in the Company’s benefit plans and programs in accordance with their terms, which may be amended from time to time.

Bonus

You will be eligible to participate in VMware’s Executive Bonus Plan starting on the Effective Date, pursuant to the terms and conditions of the Executive Bonus Plan, as it may be amended from time to time by the Compensation and Corporate Governance Committee of the VMware Board of Directors (the “Committee”). You will be eligible for an annual target bonus opportunity of 150% of your base pay starting on the Effective Date. Pursuant to the terms and conditions set forth in VMware’s Executive Bonus Program, any bonus for which you become eligible will be measured and funded on an annual basis, with the actual payout based on achievement of VMware financial goals and your individual performance, as approved by the Committee. VMware reserves the right to modify or discontinue either or both the Executive Bonus Program or your bonus opportunity at any time. Your bonus opportunity for the portion of Fiscal Year 2022 (“FY22”) prior to the Effective Date will be measured based on your previous bonus target and base salary and will continue to be under and calculated pursuant to the Executive Bonus Plan.

Outstanding Equity Awards

Your existing equity awards will remain in effect in accordance with their terms. You will be eligible for future equity award grants by the Committee in accordance with VMware’s ongoing compensation programs for its executive officers.

FY22 Equity Awards

In April 2021, you were granted Restricted Stock Unit (“RSU”) and Performance Stock Unit (“PSU”) awards with a total target value of $8,000,000. In connection with your new position, a recommendation will be made to the Committee that you be granted additional equity awards with a total target value of $5,000,000. The total value of the additional awards will be split equally between a RSU and a PSU award. The number of RSUs and PSUs in each award will be determined by dividing the average of the closing sale price per share of VMware Class A Common Stock (the “Shares”) for the 45 trading days ending on (and inclusive of) April 30, 2021 ($152.128). These equity awards will be subject to the approval of the Committee and will be governed by the terms and conditions of the applicable grant agreement and the VMware Amended and Restated 2007 Equity and Incentive Plan (the “Plan”). The details of the grant recommendation are as follows:

•

An RSU award for 16,433 RSUs. Subject to continued employment, the RSU award will vest over four years from the vesting base date, with 25% of the RSUs vesting after 12 months, and the remaining shares vesting 12.5% semi-annually thereafter. The vesting base date will be June 1, 2021.

•

A PSU award for 16,433 PSUs. Each PSU may convert into a number of Shares based on achievement against performance metrics previously established by the Committee for the Company’s FY22 Operating PSU Plan. Subject to continued employment, the PSU award will vest on April 1, 2024.

FY22 TSR PSU Equity Award

In addition to the above-referenced equity award, a recommendation will be made to the Committee that you be granted a promotional PSU award (“TSR PSU”) determined with a value of $12,000,000 based on a Monte-Carlo simulation-based probability model based on the TSR values specified in the award terms attached as Schedule A. The number of PSUs and the baseline stock price used for measuring TSR appreciation will be determined as of the close of trading on the Effective Date. Subject to continuing employment, the TSR PSU award will vest and may convert into Shares based on achievement against performance metrics as set forth in the attached Schedule A.

Board Service

During your term of service as CEO, you will continue to be nominated for service on the Board. Effective upon termination of your service as CEO, you shall immediately resign from the Board and the board of directors or comparable body of every subsidiary, parent or other affiliated corporation of the Company, and every committee thereof.

Obligations to the Company

During your employment, you shall devote your full business efforts and time to the Company, except as provided herein. Except as set forth on Attachment A, without express written consent of the Board, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity and own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, you may (i) serve on corporate, civic, or charitable boards or committees, including the corporate boards on which you currently serve as set forth on Attachment A; (ii) continue to provide advisory services to the entities set forth on Attachment A; or (iii) deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments, in the case of each of clauses (i), (ii), and (iii) of this sentence, without such advance written consent; provided that such activities do not individually or in the aggregate interfere with the performance of your duties hereunder.

Change in Control

You are eligible to continue to participate in the Company’s Change in Control Program, as it may be amended from time to time subject to your previously-executed consent. For more details on the CIC Program, please refer to the enclosed VMware Change in Control Retention Plan.

Executive Severance Plan

You are eligible to continue to participate in the Company’s Executive Severance Plan, as it may be amended from time to time, subject to your previously-executed consent. For more details on the Executive Severance Plan, please refer to the enclosed VMware Executive Severance Plan.

Section 409A Exemption

It is intended that the payments and other compensation contemplated by this agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code, provided under Treasury Regulation Section l.409A-l(b)(4) or to comply with Code Section 409A, and this agreement will be so interpreted and administered. Notwithstanding the foregoing, if the Company determines that payments and other compensation pursuant to this agreement may not either be exempt from or compliant with Code Section 409A, the Company may, with your prior written consent, adopt such amendments to this agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt such payments and other compensation from Code Section 409A and/or preserve the intended tax treatment of such payments and other compensation, or (ii) comply with the requirements of Code Section 409A; provided, however, that there is no obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, and in any event, no such action will reduce the amount of payments or other compensation that is owed to your under this agreement without your prior written consent.

Immigration

The Company agrees to provide assistance to you in securing and maintaining authorization for employment in the U.S. The Company retains sole discretion to determine what efforts, if any, it will take in the future to secure or maintain your continuing authorization to work in the U.S., should your authorization to work in the U.S. end or otherwise lapse during the period of your employment with the Company.

At-Will Employment

Your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without advance notice.

Conflict of Interest

You agree not to bring any third-party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information. Further, during your employment with the Company, you agree not to engage in any other employment, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, and neither will you engage in any other activities that conflict with your obligations to the Company.If you want to become involved in activity which might present a conflict of interest, you will immediately disclose it and seek approval through the VMware conflict of interest vetting process.

Policy Compliance

This offer letter, along with the enclosed policies, contain all of the terms, representations, and understandings between the parties, and supersedes all other oral or written agreements or understandings between the parties regarding these matters prior to the date hereof. By accepting this offer, you agree that you have received, read, understand and agree to comply with the enclosed VMware Employment Agreement, VMware Business Conduct Guidelines, VMware Acceptable Use Policy, Equal Employment Opportunity Policy, VMware’s Global Travel and Expense Reimbursement Policy and VMware Respectful Workplace Policy as a condition of your employment. In addition, after your start date, you are expected to familiarize yourself with and comply with the Company’s additional policies available on the Company’s internal website.

Background Check

This offer is contingent upon you successfully passing the Company’s background check. As a US technology company, VMware is subject to certain restrictions with respect to nationals of the following countries: North Korea, Syria, Libya, Iran, Sudan, and Cuba. If you are a national of one of these countries, please contact the Global HR Services Team at offers@vmware.com.

No Modification

Any modification or amendment of this offer must be in writing and signed by an authorized representative of the Company and you.

Sincerely,

Paul Sagan

Lead Independent Director, VMware Board of Directors

By providing my electronic signature below, I accept this offer of employment. I have read, understand and agree to the terms and conditions set forth within as a condition of my employment.

Signature: /s/ Rangarajan (Raghu) Raghuram

Date: May 11, 2021

Email:

Enclosures:

VMware Employment Agreement Rev. July, 2019

VMware Business Conduct Guidelines Rev. May, 2021

VMware U.S. Respectful Workplace Policy Rev. Oct. 30, 2018

VMware U.S. Equal Employment Opportunity and Pay Transparency Policy Rev. Oct 1, 2019

VMware Acceptable Use Policy Rev. Sep 30, 2019

VMware Global Travel and Expense Reimbursement Policy Rev. February 15, 2021

VMware Change in Control Plan

VMware Executive Severance Plan

Exhibit 10.1, Schedule A

Terms of FY22 TSR PSU Award

Performance Period:	June 1, 2021 (“Effective Date”) – June 1, 2026

Award Value:	$12 million

Number of PSUs:	Determined on the Effective Date using a Monte-Carlo simulation-based probability model of the potential appreciated value upon vesting as set forth in Table I below based on the 15-trailing trading day VWAP of VMware Class A common stock (“VMW”) on the Effective Date.

Vesting Schedule:	50% of eligible PSUs, calculated based on performance from Effective Date through June 1, 2024 (“First Vesting Date”)
75% of eligible PSUs, calculated based on performance from Effective Date through June 1, 2025 (“Second Vesting Date”)
100% of eligible PSUs, calculated based on performance from Effective Date through June 1, 2026 (“Third Vesting Date”)

On each vesting date, the number of PSUs eligible to vest on that date will be calculated pursuant to the Stock Price Appreciation Goals Table (Table I) and the Relative TSR Modifier Table (Table II). The number of PSUs that actually vest will be the percentages set forth above of each Tranche that has Funded. To the extent that the amount of PSUs calculated as eligible to vest on a subsequent vesting date is less than the total that has previously vested, the amount that will vest on the subsequent vesting date will equal zero. To the extent that the amount of PSUs calculated as eligible to vest on a subsequent vesting date exceeds the total that has previously vested, the excess amount will vest on the subsequent vesting date.

See Examples 1 and 2 in the Appendix.

Holding Period
Requirement:	To the extent that PSUs vest on either or both of the First Vesting Date and the Second Vesting Date, 50% of the net shares of VMware Class A common stock (the “Shares”) issued after tax withholdings must be held and may not be sold, pledged or used as the basis of any swap or other derivative instrument until June 1, 2026, regardless of any earlier termination of employment.

Conversion Ratio:	Each PSU that vests on a vesting date will convert to one Share.

Base Price:	The VMW Base Price (“Base Price”) will be measured based on a 15-trailing trading day VWAP of VMW ending on and including the Effective Date.

VMWARE	FY22 TSR PSU Award

Table I: Stock Price Appreciation Goals

	Stock Price Appreciation Hurdle	Total Funded PSUs
Tranche 1	+50% above Base Price	12.5% of total PSUs
Tranche 2	+75% above Base Price	25.0% of total PSUs
Tranche 3	+100% above Base Price	37.5% of total PSUs
Tranche 4	+125% above Base Price	50.0% of total PSUs
Tranche 5	+150% above Base Price	62.5% of total PSUs
Tranche 6	+200% above Base Price	75.0% of total PSUs
Tranche 7	+250% above Base Price	87.5% of total PSUs
Tranche 8	+300% above Base Price	100.0% of total PSUs

Stock Price Appreciation Measurement:

Stock price appreciation will be measured based on 90-trailing trading day VWAP of VMW (“90-day VWAP”). The VMW 90-day VWAP will be measured on each day of the performance period. When the VMW 90-day VWAP equals or exceeds a stock price appreciation hurdle set forth in the above table (a “Stock Price Appreciation Hurdle”) during the performance period, that hurdle is considered achieved.

PSUs become “Funded” once a Stock Price Appreciation Hurdle is achieved. Additional PSUs are not Funded until the next higher Stock Price Appreciation Hurdle is achieved. PSUs remain Funded with respect to a Stock Price Appreciation Hurdle even if the VWAP subsequently drops below that hurdle.

Relative TSR Modifier:

VMware’s relative total stockholder return (“TSR”) will be measured on each vesting date. The number of PSUs eligible to vest on a vesting date will equal the percentage of Funded shares as set forth in the following table, based on VMW’s TSR since the start of the Performance Period relative to companies in the S&P 500 Information Technology Industry Index (“Index”). With respect to calculating the Index TSR on a vesting date, any company that has ceased to be publicly traded due to M&A or being taken private since the Effective Date is excluded from the calculation, and the TSR for any company that has become insolvent is treated as -100%.

VMWARE	FY22 TSR PSU Award

Table II: Relative TSR Modifier:

VMW Relative TSR Percentile Rank	% of Funded Shares That Are Eligible to Vest
>=P50	100%
P25	50%
<P25	0%

The Relative TSR Modifier is applied to the number of Funded PSUs on each vesting date to determine the total number of PSUs eligible to vest on such vesting date. Next, the percentage of PSUs eligible to vest on that date is applied to the result of the Relative TSR Modifier calculation. The result is then compared to the total number of PSUs previously vested to determine if any additional shares will vest.

Example 1 in the Appendix illustrates that zero shares are issued on the Second Vesting Date because the total number of PSUs eligible to vest on such date is less than the amount that vested on the First Vesting Date; and that on the Third Vesting Date additional shares are issued because the total number of PSUs eligible to vest on such date is greater than the total amount that vested on the previous vesting dates.

Example 2 in the Appendix illustrates that more shares are issued at each of the Second and Third Vesting Dates because the shares eligible to vest on each vesting date exceeds the total amount previously vested.

Relative TSR Modifier Measurement:

The performance of the VMW 90-day VWAP during the performance period will be compared to the 90-day VWAP of each company that remains in the Index throughout the performance period to determine VMware’s percentile ranking. To make the determination, the 90-day VWAP for each company measured at the end of the trading day preceding the first day of the performance period will be compared to the respective 90-day VWAP measured at the end of the last day prior to or on the vesting date upon which the TSR Modifier is being determined.

To the extent that VMware’s percentile ranking falls in between the 25th and 50th percentiles, the number of PSUs that are eligible to vest will be scaled in proportion to VMware’s percentile ranking.

Dividends:

Any dividends paid by VMware or by any company in the Index during the Performance Period will be included in the calculation of the VMW 90-day VWAP and the 90-day VWAP of the companies in the Index.

Vesting Conditions: Participant must remain employed by VMware on a vesting date in order to receive shares that are eligible to vest on such date.

VMWARE	FY22 TSR PSU Award

Change in Control: In the event of a “change-in-control” of VMware as such term is defined in VMware’s Change in Control Retention Plan in effect at the start of the performance period (“CIC Plan”), the consideration paid for each share of VMW will be utilized in place of the VMW 90-day VWAP for determining the Stock Price Appreciation Measurement and the Relative TSR Modifier. Additionally, the Holding Period Requirement shall terminate on the effective date of a Change in Control.

Termination of Employment:

1.

If Participant’s employment terminates due to death or disability, this award will continue to vest on each vesting date in accordance with the terms set forth above (other than the continued employment condition set forth in “Vesting Conditions”), except that such payout will be pro-rated based on the proportion of the Performance Period that has elapsed as of the date of Participant’s termination of employment. In such event, any Shares paid out on the First Vesting Date and Second Vesting Date will not be subject to the Holding Period Requirement.

2.

If Participant becomes eligible for benefits under the CIC Plan due to involuntary termination following a Change in Control of VMware (as defined in the CIC Plan), this PSU award will be eligible to vest in accordance with the terms of the CIC Plan to the extent that PSUs have become eligible to vest by applying the Stock Price Appreciation Hurdle and Relative TSR Modifier calculations as of the effective date of the Change in Control, and the Shares will not be subject to the Holding Period Requirement. Any PSUs that are not eligible to vest as of the effective date of the Change in Control will be forfeited.

3.

If Participant’s employment terminates for any other reason, this award will terminate as of the termination date and no further PSUs will vest. Any Shares previously issued will remain subject to the Holding Period Requirement. This award is not eligible for acceleration under VMware’s Executive Severance Plan.

VMWARE	FY22 TSR PSU Award

Appendix

Example 1 (presumes no additional Stock Price Appreciation Hurdles are met after First Vesting Date)

(1)	On Second Vesting Date less shares are eligible to vest than previously vested on the First Vesting Date so zero shares vest on the Second Vesting Date.

(2)	On Third Vesting Date, more shares are eligible to vest than the total previously vested on the First and Second Vesting Dates, so the excess number of shares vest on the Third Vesting Date.

		First	Second	Third
		Vesting Date	Vesting Date	Vesting Date
Shares Funded Based on Stock Price Appreciation Hurdle Achievement	a	1,000	1,000	1,000
			(assumes no additional Hurdles achieved)	(assumes no additional Hurdles achieved)
Relative TSR vs. S&P 500 IT Index	b	>50%ile	25%ile	>50%ile
Relative TSR Modifier	c	100%	50%	100%
Application of Relative TSR Modifier to Funded PSUs	d = a*(1 + c)	1,000	500	1,000
Applicable Vesting Percentage	e	50%	75%	100%
Total Shares Eligible to Vest	f = d*e	500	375	1000
Already Vested Shares	g	n/a	500	500
# Shares Vesting (Minimum 0)	h=max (f-g, 0)	500	0	500
Explanation:		Hurdle and relative TSR achievement results in 1,000 shares, but only 50% of achieved shares may vest on First Vesting Date.	Although only 375 shares are eligible to vest at Second Vesting Date and 500 shares previously vested, no shares are required to be returned.	Hurdle and relative TSR achievement results in 1,000 shares to vest at Third Vesting Date, of which 500 already vested, so remaining 500 vest on Third Vesting Date.

VMWARE	FY22 TSR PSU Award

Example 2 (presumes no additional Stock Price Appreciation Hurdles are met after First Vesting Date)

(1)	On Second Vesting Date more shares are eligible to vest than previously vested on the First Vesting Date so the excess shares vest on the Second Vesting Date.

(2)	On Third Vesting Date, more shares are eligible to vest than the total previously vested on the First and Second Vesting Dates, so the excess number of shares vest on the Third Vesting Date.

		First	Second	Third
		Vesting Date	Vesting Date	Vesting Date
Shares Funded Based on Stock Price Appreciation Hurdle Achievement	a	1,000	1,000	1,000
			(assumes no additional Hurdles achieved)	(assumes no additional Hurdles achieved)
Relative TSR vs. S&P 500 IT Index	b	>50%ile	37.5%ile	>50%ile
Relative TSR Modifier	c	100%	75%	100%
Application of Relative TSR Modifier to Funded PSUs	d = a*(1 + c)	1,000	750	1,000
Applicable Vesting Percentage	e	50%	75%	100%
Total Shares Eligible to Vest	f = d*e	500	562.5	1000
Already Vested Shares	g	n/a	500	562
# Shares Vesting (Minimum 0)	h=max (f-g, 0)	500	62	438
Explanation:		Hurdle and relative TSR achievement results in 1,000 shares, but only 50% of achieved shares may vest on First Vesting Date.	562.5 shares are eligible to vest at Second Vesting Date and 500 shares previously vested, so 62 shares are eligible to vest on the Second Vesting Date.	Hurdle and relative TSR achievement results in 1,000 shares to vest at Third Vesting Date, of which 562 already vested, so remaining 438 vest on Third Vesting Date.